UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Fraser, Gregory A.
   c/o FARO Technologies, Inc.
   125 Technology Park
   Lake Mary, FL  32746
   USA
2. Issuer Name and Ticker or Trading Symbol
   FARO Technologies, Inc.
   FARO
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   April 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Financial Officer, Executive Vice President, Secretary, and Treasurer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock, par value $.0|04/27/|J   | |442,255 (1)       |D  |N/A        |442,265            |D     |                           |
01                         |98    |    | |                  |   |           |                   |      |                           |
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 (1) Transferred from  the |      |    | |                  |   |           |                   |      |                           |
Gregory Fraser Irrevocable |      |    | |                  |   |           |                   |      |                           |
Trust UTD 12/31/97 of      |      |    | |                  |   |           |                   |      |                           |
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which Wilmington Trust Comp|      |    | |                  |   |           |                   |      |                           |
any served as the Trustee a|      |    | |                  |   |           |                   |      |                           |
nd Gregory A.              |      |    | |                  |   |           |                   |      |                           |
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Fraser was the sole benefic|      |    | |                  |   |           |                   |      |                           |
iary on April 27, 1998 when|      |    | |                  |   |           |                   |      |                           |
 the Trust was             |      |    | |                  |   |           |                   |      |                           |
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dissolved.                 |      |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Employee Stock Option |$12.00  |N/A  |    | |           |   |09/13|09/13|Common Stock|20,000 |       |            |   |            |
(Right to Buy)        |        |     |    | |           |   |/98  |/07  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |09/13|09/13|Common Stock|20,000 |       |            |   |            |
                      |        |     |    | |           |   |/99  |/07  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |09/13|09/13|Common Stock|20,000 |       |60,000      |D  |            |
                      |        |     |    | |           |   |/00  |/07  |            |       |       |            |   |            |
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Employee Stock Option |$11.50  |02/17|A   |V|60,000     |A  |02/17|02/17|Common Stock|60,000 |       |60,000      |D  |            |
(Right to Buy)        |        |/98  |    | |           |   |/98  |/08  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
SIGNATURE OF REPORTING PERSON
Gregory A. Fraser
DATE
05/08/98